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Nautilus, Inc. held an investor conference call on October 18, 2007 at 5:00 PM Eastern Time. A transcript of the conference call follows:

Nautilus, Inc.

Conference Call Transcript

October 18, 2007 – 5:00 PM ET

Operator

Welcome to the Nautilus, Inc. third quarter 2007 results conference call. (Operator Instructions)

Before the call begins, listeners should be advised of the Safe Harbor statement that applies to today’s call. Prepared remarks during this call contain forward-looking statements. Additional forward-looking statements may be made in response to questions. These statements, including the company’s reorganization and turnaround plans, do not guarantee future performance. Nautilus undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events, therefore, undue reliance should not be placed upon them.

Listeners should review the earnings release to which this conference call relates, and the companies most recent periodic reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission, for more detailed discussions of the factors that could cause actual results to differ materially from those projected in forward-looking statements.

And now I’d like to turn the conference over to Mr. Bob Falcone, Chairman, President, and Chief Executive Officer of Nautilus, Inc. Please go ahead, sir.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Okay. Thank you very much. Hello, everyone, and thank you for joining us today for a discussion about Nautilus, Inc.’s past and future. I am joined by Bill Meadowcroft, the company’s Chief Financial Officer.

This afternoon Nautilus announced a loss of $0.42 per share and a 16% decrease in sales from last year’s third quarter. I know this performance is unacceptable to shareholders and it’s certainly unacceptable to me.

Since taking over 65 days ago, I have been working with management and the board to implement many changes designed to return Nautilus to profitable growth. These steps are both necessary to unlocking the true value of Nautilus for our shareholders, and reflective of the conservative and strategic manner in which we will manage our business moving forward. I will provide a few more details in a few minutes, but first I’d like to turn the call over to Bill to provide some specific insight into our financial performance during the third quarter and provide some guidance for the fourth quarter. Bill?

Bill Meadowcroft - Nautilus, Inc. - CFO

Thanks, Bob. Net sales for the third quarter were $134 million, a decrease of 16% from the third quarter last year. Our international business recorded $18.7 million in net sales, or 26% growth. The apparel business recorded $18.4 million in net sales, or 10% growth. The commercial business recorded $15.5 million in net sales, 13% below last year. Direct sales were $58.4 million, 13% below last year. The retail sales were $22.6 million, or 49% below last year. We also had $326,000 from royalty income.

Net loss for the third quarter of 2007 was $13.3 million, or $0.42 per share, compared to year ago results when pro forma net income was $6.4 million and we delivered earnings of $0.20 a share. The loss in the latest quarter includes $0.13 a share related to bad debt reserves for Gately’s pending bankruptcy and the cost associated with the termination of employment of our former CEO. The remainder was attributable to a reduction in sales of rod-based home gyms in retail and an overall shift in sales mix for customers, channels, and products.

Looking to the income statement, gross profit margin was 39.2% compared with 45.2% in the year ago quarter. Operating expenses were 55.6% of sales, up from 38.2% in last year’s third quarter. This is primarily attributable to an increase in our bad debt reserve primarily related to Gately, that they filed for Chapter 11 bankruptcy protection during the quarter, also the costs associated with our former CEO, along with incremental marketing spend in our international and apparel segments as we realized top line growth in those businesses, as well as additional direct marketing spend. On a dollar basis, operating expenses were $74.2 million, up from $60.9 million in the same period a year ago.

Turning to our balance sheet, inventories were $89.3 million, which is down from $92 million the second quarter. We are targeting inventory in the mid $70 million range by year end. DSOs were 58 days, which is within the 50 to 60 day range we expect. Borrowings net of cash are $87.5 million, inclusive of $36 million in escrow for the Land America deal which Bob will discuss in more detail later.

For the fourth quarter we are expecting net sales of approximately $160 million and earnings from operations to be about break even. We are currently going through a comprehensive review of the business and expect some restructuring charges in the fourth quarter which are not included in this estimate. These will include severance costs and may include inventory adjustments for discontinued products and other restructuring charges as we continue to turn the company around.

Bob?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Thank you, Bill. I now want to cover three things with you. First, I want to share my thoughts about my assessment of Nautilus. Second, I want to tell you what I have been doing in this relatively brief period to address our challenges. And third, I want to tell you what changes we are implementing to drive sustainable growth and value for our company and our shareholders.

Let’s begin with my assessment and perspective. Since taking over as CEO I have been able to get an intimate view of Nautilus. I saw that there were a number of areas that needed to be fixed, and I’ll get into that in a moment. However, I want to underscore the fact that despite those issues I remain overwhelmingly optimistic about the future of Nautilus and its prospects for our shareholders. I am confident for several major reasons.

One, our market opportunity; there’s an excellent global market opportunity for fitness. The market for quality fitness products is still largely under-penetrated. The demographics are highly attractive and there is excellent potential for the fitness industry to play a much bigger role in wellness as it relates to the issue of healthcare cost containment, particularly in the United States.

Two, we have excellent brands and product innovation. Nautilus owns five of the leading brands in the category.

Three, I am confident we are implementing the right strategy in terms of diversifying our distribution rather than continuing to depend so heavily on direct when the economics of that model have changed so much in the last few years. We expect to continue mobilizing our fitness brands across the direct, retail, and commercial channels.

And finally, but certainly not last, there’s a strong foundation of talent in this organization, but we need to add a few more strengths to the team. I already started this process with the hiring of Tim Joyce in the new position of Senior VP of Global Sales. Tim helped pioneer Nike’s global expansion in the 1990s, as well as had significant leadership positions at fogdog.com, Adidas, and HO Sports. Tim will be responsible for making sure that channel conflict and direct problems are being addressed. We’re also searching for several other key senior personnel.

So why haven’t we been performing to our potential? While cyclical economic conditions can certainly impair sales, that’s no excuse for our recent performance. I believe that the company has taken many initiatives in the past to drive the company’s performance forward. However, the primary cause of our problems, despite such initiatives, has been a failure to execute. Driven in some cases by the wrong priorities, specifically an over-emphasis on top line growth over bottom line results, the company was trying to grow too fast for our capacity and capabilities. As a result, the company introduced some products before they were fully ready, launched marketing initiatives without detailed plans, secured product inventory before receiving firm commitments, pursued sales with less than optimal terms, and inadvertently created competition for its direct products on the Internet.

Also, the company is still catching up from being so dependant upon the direct channel, where less than 20% of the fitness products are sold. The lack of presence at retail was highlighted when the company became vulnerable in 2003 to low cost copycat products from competitors; therefore, it was important to pursue a retail strategy to compliment our direct business. The solution we’ve found is to participate in all channels, but to have distinct product lines and price points for each of those channels. So while our fitness equipment strategy is right, we have been trying to do too much too quickly and now we need to improve our execution.

So let me outline some of the steps we have taken to begin getting our house in order. We have taken necessary steps to improve the company’s financial position while simultaneously getting Nautilus back on track to achieve sustainable, profitable, global growth. Given my past experience, the Nautilus board appointed me to impose financial discipline and also to guide our global expansion. As most of you know, I was Director of New Business Development and later was CFO at Nike in the 90s, a time when we took the company from a $2 billion, largely domestic company, to a $10 billion global brand, directing our resources efficiently and making the right investments to foster that growth.

So here are some of the significant steps we’ve taken since I took over. We are restructuring our credit line. Previously we had an unsecured line of credit and in the third quarter had cash flow related covenant violations. So as previously announced, we are working with Bank of America and our bank syndicate to change the line to asset-based and to expand the facility from $125 million to $150 million, both with a $50 million accordion. We expect this transition to be completed by year end and we have secured and amended the original line. These actions mitigate liquidity concerns.

In another important move, we have renegotiated the terms of our agreement to acquire Land America, our largest contract manufacturer based in Xiamen, China. For the past 10 years Land America has manufactured home gyms, benches, and more recently Treadclimber products for the home. I, along with the entire board and management, have reviewed every aspect of this deal and we continue to believe it makes good sense for us. The rationale for doing the deal is that a vertical manufacturing presence improves long term gross and operating margins, opens up the potential to compete across more segments, gives us control of manufacturing, quality, and intellectual property, and improves our negotiating position with other contract suppliers.

That having been said, after reviewing the terms of the transaction, management and I have worked very hard over the last several weeks to re-negotiate certain terms in a manner that will benefit the company, so we have negotiated a price concession of $7 million and we have delayed and extended the payment schedule with $22.5 million coming due a year from now instead of this January. We expect to close the deal in early January 2008.

With these revised terms, I am now even more confident than ever that this deal makes sense for our business and our shareholders. Consolidating and owning a portion of our Asian manufacturing will help us improve margins over time, as well as help deliver improved quality to our customers. This was an important and a strategically sound decision for Nautilus before, and it is an even better deal now.

On October 12 Nautilus announced a reduction in force of approximately 140 employees, or 9% of our workforce. The staff reduction includes the elimination of positions in all areas of the company as we have previously grown our infrastructure based on anticipated sales growth, which has not yet materialized. The results will amount to an expected savings of about $10 million in fixed payroll and benefit costs. It’s never a happy occasion when something like this occurs. While we appreciate the many fine contributions of those employees we had to let go, this was the right decision for the health of our business.

We are also suspending the $0.10 per share quarterly dividend. This step translates into an additional $13 million available for company operations and is reflective of the conservative manner in which we will manage our business as we move the company forward.

We believe that a sharp focus on quality and innovation will improve our product offering and help us further build our already strong brands globally. This will require us to be unwavering and committed to our core business, concentrating on our strengths. This means that we will be looking for ways to divest assets that might not make sense for our core long term vision.

A few years ago Nautilus entered into a high-tech apparel space with the acquisition of Pearl iZUMi USA. Pearl iZUMi is the quality leader in highly technical performance apparel, primarily for serious cyclers and runners. This business is performing well but has performed more like a stand-alone business than an integrated apparel platform for Nautilus. As a result, there has been less synergy than we originally expected.

We believe that apparel has an important role in our future as a fitness focused company but we can achieve better value for our fitness brands through a different approach, so we have hired an investment banking firm to explore the sale of Pearl iZUMi. If we are not able to get an acceptable price for this investment, then we will continue to hold it as an investment.

We are completing reviews of all products, whether in inventory or development, to determine their margin strength and market acceptance and to determine which ones we should continue to support. Once this process is complete we will determine the amount of charge, if any, to take in the fourth. In addition, we are getting more aggressive with divesting some of our under-utilized facilities.

All these moves have been designed to strengthen our balance sheet and lower our cost structure. As we envision it, our product line going forward will be simpler, stronger, and more channel focused, and even more worthy of bearing one of our leading brand names.

Finally, we are making changes with an expectation of building sustainable growth and shareholder value. Under my leadership, Nautilus will focus on our core strengths and build upon them. We will identify areas where we can have superior execution and will aggressively address them. To succeed at Nautilus, we need to maintain a focus on quality and innovation, and not push too hard for top line growth. We need to restore profitability and then focus on profitable growth. We need to deliver superior products with unsurpassed innovation. Those were the ideals upon which this company was founded and ones to which we must return. Those criteria are what the global market wants. Going forward, that’s what we will give them.

We will take some lumps in the back half of 2007 as we clean things up. We are on the path of profitability and I believe our future is bright. In fact, I believe that this is a company that can clearly be the fitness industry’s diversified global leader. I believe there is a significant untapped source of growth for the Nautilus brands outside of North America. To give you some context, the fitness industry is a $10 billion market globally. We currently have a 6% market share in this highly fragmented market. We have made good strides in building our brand strength in the international markets but there is much more we can do and the opportunities are enormous. As we develop our globalization plans more fully we will keep our shareholders informed of our progress.

In addition to the comprehensive review of our operations, I’ve also begun refining our strategic plan designed to position us as a leading global provider of products and services to help people achieve a fit and healthy lifestyle. Our plan is to build a sleek company designed to leverage our strong foundation. That means a direct product line that includes distinct products that can be sold profitably through a variety of direct sales techniques. That means a retail line that offers competitive products under relevant brands and is merchandized well at selective places where people shop for fitness. That means a strong commercial product line led by our Treadclimber and our new Nautilus I strength line, along with stepping equipment, indoor cycles, and other products. That means a supply chain that is further streamlined and simplified to drive out cost, improve quality, and improve margins.

And while we are moving towards that, we do have many positives to report. Our first commercial installations of the new Nautilus I strength line are being shipped this month. We have a large retailer that has committed to a six item assortment under the Universal brand. We also have another large retailer committed to a line of equipment under the Nautilus brand. With a Land America deal we will be able to enter significant segments of the business where today our products are too costly relative to competitors.

Our product development pipeline is very active across all channels. We simply need to be more selective in leveraging technology platforms where we can provide a significant advantage. We are continuing to shift our commercial business model to representing our own product line, rather than working with distributors who represent competing brands. This cuts into short-term sales, but is the only way we will build strong customer relations and long term brand value.

Now I want to spend just a few moments bringing you up to speed on our talks with Sherborne. Sherborne is a hedge fund that owns a significant percentage of our stock, which it recently purchased. As you know, Sherborne announced this week its intent to move ahead with its proposal to take control of the Nautilus board. In short, they’ve indicated its desire to assume control over this company without paying a premium to the other shareholders. We have met with Sherborne representatives on several occasions and listened to their concerns, and we provided what we believe is a fair and appropriate offer of proportional board and committee representation, including a role in creating and participating in a special operations committee. Sherborne has rejected our offers.

The board believes in maintaining productive communications with its shareholders and the board takes shareholder views into consideration in all board decisions. To that end, the Nautilus board is committed to building shareholder value for all shareholders and does not believe it is in the best interest of all shareholders for a minority shareholder to take control of the company with its hand-picked nominees.

I appreciate our shareholders’ continued faith in Nautilus and in me, and I look forward to meeting my commitment to them. I will now be happy to take some questions you might have.

QUESTION AND ANSWER

Operator

Thank you, sir. (operator instructions)

Our first question comes from the line of Kathryn Thompson of Avondale. Please proceed.

Kathryn Thompson - Avondale Partners - Analyst

Hi, thanks. Given your comments on Pearl iZUMi, are you looking to divest that? Will you also be willing to re-examine your overall big-box retail strategy?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Yeah, hi, Katherine. I think that everything is on the table for looking at. We are looking at our big-box retailer; we’re looking into mass merchants; we’re looking into a lot of different things right now. We haven’t formalized our plans, but yes, we are looking at it.

Kathryn Thompson - Avondale Partners - Analyst

So that would be something you might be willing to scale back?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

We might be, yes.

Kathryn Thompson - Avondale Partners - Analyst

Okay. If you’re seeking to return optimal shareholder value back, optimal value back to shareholders, how did you balance the decision between cutting your dividend and then going forward with your purchase of the asset in China, albeit at a lower purchase price?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, we really believe that this China manufacturing facility is the smart thing for us to do in the long term for our margin effort. We’re trying to increase our margins and be more competitive in various aspects of our business. The company at Land America right now produces a large amount of our product, but we’re giving away a margin opportunity there. We may as well just own it. We’re 90% of their capacity at this point, so we decided that it would be best for us in the long term to own it and increase our margin, increasing the value of our company, and increasing the bottom line, which will return a better investment for the shareholders.

Kathryn Thompson - Avondale Partners - Analyst

And as to the status of the dividend, how does that - how shall we think about that going forward?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Going forward, it’s always up for re-evaluation, Kathryn. The board decides on a quarter-by-quarter basis as to what to do with the dividend. We decided right now to cut it for a while because we could use that capital.

Kathryn Thompson - Avondale Partners - Analyst

Okay, fine. Could you give the rate on the $150 million loan?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah, Kathryn. That’s expected to be an L-plus range in the 1.5% to 2.5% area. We’re continuing to work on the deal.

Kathryn Thompson - Avondale Partners - Analyst

Okay. And final question. Are you willing to sell Pearl iZUMi for essentially equal value in which you purchased it?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, let’s wait and see what the offers are. But we are operating the company profitably right now, and it’s a very good company. So let’s see what the offers are. We really can’t say much more about it right now because we’ve just started the process.

Kathryn Thompson - Avondale Partners - Analyst

All right. Thank you very much.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Okay.

Operator

And our next question comes from the line of Reed Anderson of D.A. Davidson. Please proceed.

Reed Anderson - D.A. Davidson - Analyst

Good afternoon and thanks for taking my question. Bob, I wonder if you’d just comment on the following. To what extent do you think that Nautilus has the right product? You’ve developed a lot of new products; do you think you have the right product now? And to what extent do you think you might - there’s opportunities to edit that product, to make it more focused in various channels? If you’d just comment on that, I’d appreciate it.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Yeah, thanks, Reed. Yeah, we believe we have a lot of the right product, especially right now with the launch of the new Nautilus One strength product in commercial. We think that is a great product, and we have some real innovative things going on out in the marketplace right now. The problem that we see is that we really don’t have a focus on having the right product in the right channels. We need a little better product segmentation, just to make sure that we don’t conflict with one another, direct versus retail, out in the marketplace.

But with the products we currently have and what we have on the drawing board right now that are in development, we think we have the right products.

Reed Anderson - D.A. Davidson - Analyst

And if you were to right-size, whatever that involves, is that something you think you could do over the next 3 to 4 quarters, or do you think it could take a lot longer than that?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

No, I think that’s probably a reasonable target. Next 3 to 4 quarters could do it, yes.

Reed Anderson - D.A. Davidson - Analyst

Okay. And then, Bill, in terms of borrowings, approximately, based on what you know today and based on what you’ve given for, essentially, guidance, where and at what level do you think your debt will peak as we sit here today?

Bill Meadowcroft - Nautilus, Inc. - CFO

As far as at a year-end, we expect that it will be at about $90 million. But then, as you know, the next week we have to pay out about $21.5 million for Land America, so that puts us in the low teens.

Reed Anderson - D.A. Davidson - Analyst

Okay. So by the end of the first quarter, we should be past the peak or see a peak, as we sit here today, based on what we know. Is that fair?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yes.

Reed Anderson - D.A. Davidson - Analyst

Okay, good. And then, last question. In the press release, you talked about potential charges, etc. I know you can’t quantify, but is there any way to give us an order of magnitude? Are we looking at something as much as we saw in the third quarter, or would it be smaller than that?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, you know, it’s really tough to do that just yet, Reed. I don’t think we’re looking at anything of a large magnitude. We have to take a look at primarily inventories, and we have a few idle facilities, things like that, we’re trying to get valuations on right now. But I can’t expect any huge difference from what we had in the third quarter.

Reed Anderson - D.A. Davidson - Analyst

Super. Okay, thank you. Good luck.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Thanks, Reed.

Operator

And our next question comes from the line of Scott Mushkin of Banc of America Securities. Please proceed.

Scott Mushkin - Banc of America Securities - Analyst

Hi, guys. This may be kind of a nutty question, but given what you said about Pearl iZUMi being operational and profitable, why not spin off the Nautilus stuff, sell it to Johnson or someone like that, and keep Pearl iZUMi, where it seems management has a lot of background in that type of business, given the Nike - people coming over from Nike? I’m just kind of curious why the decision was to spin Pearl. It seems the other stuff is where we’re getting dragged down so much as shareholders.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

So you would want us to keep the $60 million to $70 million business and get rid of everything else?

Scott Mushkin - Banc of America Securities - Analyst

Well, I mean —

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Is that what you’re asking?

Scott Mushkin - Banc of America Securities - Analyst

Yeah, more or less.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, I think that the market activity —

Scott Mushkin - Banc of America Securities - Analyst

Maybe put everything out on the table.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, everything’s on the table to be looked at, but the market opportunity out there for us in the fitness area is huge, compared to anything we could possibly achieve in the Pearl iZUMi company.

Scott Mushkin - Banc of America Securities - Analyst

But you paid about $100 million for it. Is that correct or not correct?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah. We paid $70 million and then assumed $5 million in debt.

Scott Mushkin - Banc of America Securities - Analyst

So, I mean, with the market cap of $200 million, right now it seems like — well, I mean, Pearl iZUMi’s about half the value of the company right now, give or take. It’s just a thought.

Looking at the credit issues in the business, I know you guys do a lot of business on credit cards there. I know some of the banks are reported today were going to start taking higher reserves. Are you worried about that as we go in, and what’s the level of sales that are going in on credit cards?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Right. We continue, actually, on credit cards at about 25% of our business. And then, as you guys know, a large percentage of the rest is financed through our relationships, our Tier I as well as Tier II relationships. We are continuing, obviously, to see a lot of business going through those channels, but certainly less business, as we’ve seen the decline on the direct business. But we’ve not seen a noticeable drop in credit scores with our tier I provider, and have actually adjusted our Tier II program a bit, and are seeing better there. We’re not taking — we’re not going as deep as we had, historically there, to cut down that risk and get rid of some of that business that was higher-risk. We’ve actually down what we can to shore up the program and make sure we’re as wise as possible.

Scott Mushkin - Banc of America Securities - Analyst

It’s my understanding, and maybe I’m a little off here, but 70% of the direct business is done on credit. Is that not correct?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yes, 70% is financed and 20% is on credit cards. You’re right, Scott.

Scott Mushkin - Banc of America Securities - Analyst

Okay. And are they any — is that a wild card for the fourth quarter or not really?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

We’re not seeing anything unusual at this point.

Scott Mushkin - Banc of America Securities - Analyst

And then just one final housekeeping issue. The bad debt for customers; that’s run through above the line. Is that going through SG&A, or is that not right?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah, no. That shows up in selling and marketing, when it’s a bad debt; as opposed to a discount or an allowance, where return would come through up in net sales.

Scott Mushkin - Banc of America Securities - Analyst

Okay. Fantastic. Thanks, guys.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Thank you.

Operator

And our next question comes from the line of Ed Aaron of RBC Capital. Please proceed.

Ed Aaron - RBC Capital - Analyst

Thanks for taking my question and nice to hear from you.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Thanks, Ed.

Ed Aaron - RBC Capital - Analyst

Yeah. Just a couple kind of broad questions. Bob, you mentioned maybe you expect to focus on top line growth under prior management. Realizing that and considering the environment that we’re in, what do you think is the appropriate sales base for the company, relative to the demand that’s out there? Because it kind of seems that maybe you have to shrink before you can grow again, and I’m trying to understand how much shrinking there is to do.

And then secondly, just as you think about your role with the company over the next twelve to eighteen months, on which metrics should we be measuring your success?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, hopefully, bottom line will do a little better. But trying to size the company at this point is a little bit difficult. I know that it’s something less than what we had last year, let’s say. Because what we’re trying to do is have good sales as opposed to just sales. We’re trying to have margins that are reflective of what this business really can earn. So I would say focus on the margins. That’s one thing in particular. And focus on our G&A, trying to bring some of that down.

Ed Aaron - RBC Capital - Analyst

Okay. And the discretionary marketing spending, you guys certainly have a lot of that. How are you managing that as it relates to the direct business into the busy season of the year here?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, we’ve taken a look at a lot of the marketing spend and we’ve decided that what we’re spending it on right now seems to be pretty good; seems to be targeted. We have made a few tweaks in that spending, but nothing drastic. We’re really going to be re-evaluating our entire marketing spend as we go into next year. One of the key positions I am going to bring on board is a chief marketing officer in the company, and I think that we really need to be taking a hard look at the way we market the entire brand.

Bill Meadowcroft - Nautilus, Inc. - CFO

There has been some shift towards cardio and from strength, as we’ve seen some real good success down that path.

Ed Aaron - RBC Capital - Analyst

Okay. And finally, will you be breaking out your components of revenue in the same way as you have been before?

Bill Meadowcroft - Nautilus, Inc. - CFO

At this point, yes. We’ll continue to evaluate, as we look towards restructuring and reorganizing, whether that changes. But for now, absolutely.

Ed Aaron - RBC Capital - Analyst

Bill, I think you mentioned in the prepared remarks, you gave a number for direct and for retail. Did you give the other channel?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Yes. International was $18.7 million; apparel was $18.4 million; commercial was $15.5 million. Direct was $58.4 million and retail was $22.6 million.

Ed Aaron - RBC Capital - Analyst

Thanks. Good luck, guys.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Thanks, Ed.

Operator

And our next question comes from the line of Laura Richardson of BB&T. Please proceed.

Laura Richardson - BB&T - Analyst

Thanks. Hi, everybody. What was it you said about the new Universal product? I heard 6 SKUs. I didn’t recall hearing when or where that’s going to be.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Yes. We have a major retailer that has agreed to take 6 different SKUs of the Universal product. We’re going to be launching that probably in the latter part of this year, first part of next year, into that retail channel.

Laura Richardson - BB&T - Analyst

Okay. And my next questions are probably a little harder. Thinking about profitability, Bob, when do you want to be back to being profitable?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Yesterday.

Laura Richardson - BB&T - Analyst

Or when do you think it’s realistic for us to expect for you to be profitable again? 2008 or longer?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

We’re looking probably—more realistically in the back half of next year, we can get there. We might even get there sooner, depending on the efforts that we make and some of the cost containment. We’re trying to get a lot of things straightened out at the same time. But I think it would be more realistic to look at the latter of Q2, into Q3.

Laura Richardson - BB&T - Analyst

Okay. And are you thinking the first half of next year, we’re going to see the kind of really big losses we’re seeing now with more charges, or you’re going to try to get every charge out before the end of the year?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, we’re trying to look at everything right now, so hopefully, there won’t be any special charges.

Bill Meadowcroft - Nautilus, Inc. - CFO

As you know, Laura, our second quarter’s always our tough one, though, and a loss there shouldn’t be a shock.

Laura Richardson - BB&T - Analyst

Right, right. And then thinking about the product - I’m going to ask this question about the commercial business, but it may apply to the other businesses, too, because I’ve been hearing for a while about “We have great new product for commercial. We’ve got the commercial Treadclimber. We’ve got the Nautilus One.” Yet I see the sales are still down, and I don’t see the channel conflict issue with commercial product. So does that say something about the products themselves, or something about the selling process?

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Yeah, I think, Laura, that really what it has to do with is the timing of the launch of the products. I think that Nautilus One, we just had a trade show in Chicago a couple weeks ago, and we had extremely high interest in the Nautilus One, and I think that — we’re just really starting to ship that product. That’s the one thing. Commercial Treadclimber has been out there for a little while, but it’s just starting to catch on in some of the clubs and still working out a few kinks in the product, which happens to some of these type of products.

So I think it’s more we’re just a little bit late with some of the introductions of these products, and you’re going to see — I think you’re going to see commercial come out not that bad by the end of the year. I think they’ll be fine.

Laura Richardson - BB&T - Analyst

Is it - going back to the comments you made about really rushing things and talking up a product before it’s ready for market to investors, and maybe we should expect everything to take longer in the future, I guess, to really gain traction.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Well, I think that we’re going to stop overpromising and underdelivering in that category. I think that there was a lot of anxiousness to get the new product out into the marketplace. It’s a big thing to do. You create innovative products; you want to get it out into the marketplace in a timely manner, try to beat everybody else and try to get the product out there and get it caught on. The problem is, is that sometimes your manufacturing just can’t keep pace. It’s just a difficult thing. These products are very technical and they take a while to produce and get the kinks out of and test and make sure they’re right for the marketplace. So we are slowing down that process a little bit, and we’re going to launch the products when we say we’re going to launch them, and not overpromise.

Laura Richardson - BB&T - Analyst

Okay. Thanks.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Fine. Thank you.

Operator

And our final question comes from the line of Scott Krasik of C.L. King. Please proceed.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Hi, Scott.

Scott Krasik - C.L. King - Analyst

Can you just explain to us sort of how did the expansion in retail happen? They got more and more obtuse and less transparent with the details over the last couple of years, so what was the basis of the expansion? Was it in cardio products? Was it in home gyms that weren’t selling? And then, subsequently, this 50% decline over the last nine months, where was really the pullback there? And sort of thus, what’s the retail business going to be going forward?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah, Scott, we did obviously a good job of penetrating customers, and then getting doors; but what we really found is what we were selling in, what they wanted was the rod-based home gyms, and so we did a very good job of being able to penetrate that, especially last year into a number of customers. But we found that the sell-through has been less than what we’d anticipated. So that’s really what’s created what was ‘06, very strong, and now, ‘07 has been a considerable weakness. I think going forward we certainly believe there’s some great potential in the retail business, and yes, the direct products at a point should be cascading properly from direct over to retail. But we also need to make sure that we’ve got the core products, and that we’re competitive with those core products, which if you think about it, it’s treadmills and ellipticals that sell best, globally. Those are the main products. So we will be looking to be as competitive in, not only innovative products, but also the commodity products.

Scott Krasik - C.L. King - Analyst

What percentage of your retail sales were those cardio products, and will that increase?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah. It’s very small in those core products, and that’s why — that’s what really needs to change in our retail model.

Scott Krasik - C.L. King - Analyst

Okay. And then just generally, with your infrastructure as it is now, can you be profitable in retail at half the size of what it was, if you’re at a $50 million run rate, let’s say?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah, the retail actually is less infrastructure-intensive. Per person, the sales are able to be a lot larger. But it’s certainly something that we’ll continue to look at to make sure that we’ve got the best structure, optimal structure for the sales that we’re anticipating, and then we’ll only scale up when we truly see the additional revenues, as opposed to what we had done recently; we built the infrastructure in anticipation.

Scott Krasik - C.L. King - Analyst

Okay. And then just - I was a little confused in terms of when you answered the debt question; $90 million at year end, and then $21.5 million for Land America. Was that the payment that was put off?

Bill Meadowcroft - Nautilus, Inc. - CFO

No, there’s two different ones. Sorry about that. $21.5 million in January and then $22.5 million in October. So the $21.5 million is actually due in January.

Scott Krasik - C.L. King - Analyst

And the amount that’s in escrow now, that’s partially that?

Bill Meadowcroft - Nautilus, Inc. - CFO

Yeah, there’s actually - we’re going to be getting some of the escrow dollars back for a time, and then they’ll go back in, in January. But that’ll be out in the subsequent release.

Scott Krasik - C.L. King - Analyst

Okay. All right, thank you and good luck.

Bob Falcone - Nautilus, Inc. - Chairman, President, CEO

Okay. Thanks a lot, Scott.

So I guess that’s it for the questions for right now. I appreciate all your time today. I look forward to speaking with many of you over the future.

Operator

Ladies and gentlemen, that does conclude our conference call today. We thank you very much for you participation, and ask that you please disconnect your lines. Thank you once again for attending, and have a great day.

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